UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 3, 2016

Central Garden & Pet Company

(Exact name of registrant as specified in its charter)

Delaware	001-33268	68-0275553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California		94597
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2016, Central Garden & Pet Co. (the “Company”) appointed George C. Roeth as President and Chief Executive Officer of the Company, effective June 1, 2016. Mr. Roeth, age 55, has been a director of the Company since 2015. He was an executive with The Clorox Company for 27 years prior to his retirement in 2014, most recently, serving as a Chief Operating Officer and Executive Vice President from 2013 to 2014. Previous to those positions, Mr. Roeth served as Senior Vice President and General Manager, during which time he was also Chairman of the Board for the Clorox and Procter & Gamble Joint Venture. Since his retirement from The Clorox Company, Mr. Roeth has served on the Gryphon Investor Executive Board, advising on investments in the consumer packaged goods business. A copy of the press release announcing Mr. Roeth’s appointment is attached as Exhibit 99.1.

Under the terms of an employment agreement dated May 4, 2016, Mr. Roeth will receive an annual salary of $775,000 and a target bonus equal to 100% of his base salary. He will also receive a signing bonus of $500,000. Beginning in fiscal year 2019 and each subsequent year that he serves as Chief Executive Officer, Mr. Roeth will be entitled to a salary and target bonus for that fiscal year of not less than $1,800,000. The employment agreement also provides for long-term equity compensation. For fiscal year 2016, Mr. Roeth will receive $500,000 of Class A restricted stock. He is entitled to receive $1,000,000 of stock options with respect to fiscal year 2017 and $750,000 of stock options for subsequent fiscal years. For fiscal year 2018 and subsequent fiscal years, he is also entitled to receive at least $750,000 of Class A restricted stock, subject to the achievement of certain performance goals. The vesting period for both the restricted stock and the stock options is 25% per year and the options expire six years from the date of grant.

The Company may terminate Mr. Roeth at any time without cause by giving him 90 days’ notice. Subject to executing a general release, Mr. Roeth will be entitled to continued vesting of previously granted stock options and Restricted Stock.

Under the terms of a post-employment consulting agreement, Mr. Roeth will provide consulting services for 48 months upon termination of his employment with the Company. For these services, Mr. Roeth will be entitled to receive, on an annual basis, 15% of his base salary at the time of the termination of his employment with the Company, in addition to any compensation he may be entitled to for serving on the Board of Directors of the Company.

The above descriptions of the Employment Agreement and Post Employment Consulting Agreement are qualified in their entirety by reference to those agreements. A copy of the Employment Agreement, and the Post Employment Consulting Agreement which is an exhibit to the Employment Agreement, are filed as Exhibit 10.25 to this Current Report and incorporated by reference herein.

There are no family relationships between any director or executive officer of the Company and Mr. Roeth, and no transactions reportable under Item 404(a) of Regulation S-K in which he has a direct or indirect material interest. Further, there are no arrangements or understandings between Mr. Roeth and any other person pursuant to which he was appointed to serve as Chief Executive Officer.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title or Description

10.25*	Employment Agreement (including Post Employment Consulting Agreement), dated May 4, 2016 (effective June 1, 2016) between the Company and George Roeth.

99.1	Press release announcing CEO appointment, dated May 4, 2016.

*	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ George A. Yuhas
George A. Yuhas
General Counsel and Secretary

Dated: May 6, 2016

EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description

10.25*	Employment Agreement (including Post Employment Consulting Agreement), dated May 4, 2016 (effective June 1, 2016) between the Company and George Roeth.

99.1	Press release announcing CEO appointment, dated May 4, 2016.

*	Management contract or compensatory plan or arrangement.